THIS FIRST SUPPLEMENTAL INDENTURE, dated as of January 13, 2011 (this “First Supplemental Indenture”), is by and among Syniverse Holdings, Inc., a Delaware corporation (“Syniverse”), each of the parties identified as a Subsidiary Guarantor on the signature pages hereto (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and Wilmington Trust FSB, as trustee (the “Trustee”).
WITNESSETH
WHEREAS, Buccaneer Merger Sub, Inc. (the “Issuer”) and the Trustee are parties to an indenture dated as of December 22, 2010 (the “Indenture”), providing for the issuance of the Issuer’s 9.125% Senior Notes due 2019 (the “Notes”);
WHEREAS, the Issuer has merged with and into Syniverse Holdings, Inc. (“Syniverse”, and such merger, the “Merger”);
WHEREAS, as a result of the Merger, Syniverse is assuming, by and under this First Supplemental Indenture, the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer;
WHEREAS, pursuant to Section 3.11 of the Indenture, on the date of the Merger, Syniverse shall cause the Subsidiary Guarantors to, execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary Guarantors shall unconditionally guarantee Syniverse’s obligations with respect to the Notes and Indenture on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Assumption by Syniverse. Syniverse hereby assumes the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all outstanding Notes issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer. Syniverse is hereby substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if Syniverse had been named as the Issuer in the Indenture, and Syniverse is a successor corporation under the Indenture.
3.Agreements to Become Guarantors. Each of the Subsidiary Guarantors hereby unconditionally guarantees Syniverse’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of Syniverse, on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

4.Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
5.No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.
6.Notices. For purposes of Section 12.1 of the Indenture, the address for notices to Syniverse and each of the Subsidiary Guarantors shall be:
c/o Syniverse Holdings, Inc.
8125 Highwoods Palm Way
Tampa, FL 33647
Facsimile: (813) 637-5000
Attention: Laura E. Binion, Esq.
7.Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
8.Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this First Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.
9.Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
10.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Syniverse and the Subsidiary Guarantors.
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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.
SYNIVERSE HOLDINGS, INC.
By:     /s/ Tony G. Holcombe
Name:    Tony G. Holcombe
Title:    President and Chief Executive Officer
SYNIVERSE TECHNOLOGIES, INC., as a Subsidiary Guarantor
By:     /s/ Tony G. Holcombe
Name:    Tony G. Holcombe
Title:    President and Chief Executive Officer
SYNIVERSE ICX CORPORATION, as a Subsidiary Guarantor
By:     /s/ Tony G. Holcombe
Name:    Tony G. Holcombe
Title:    President and Chief Executive Officer
THE RAPID ROAMING COMPANY, as a Subsidiary Guarantor
By:     /s/ Tony G. Holcombe
Name:    Tony G. Holcombe
Title:    President and Chief Executive Officer
WILMINGTON TRUST FSB, as Trustee
By:     /s/ Timothy P. Mowdy
Name:    Timothy P. Mowdy
Title:    Vice President